SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event) September 2, 2011; (August 30, 2011)

GUIDED THERAPEUTICS, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of Principal Executive Offices)	30092 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported, in October 2010, Guided Therapeutics, Inc. (the “Company”) received a letter from an attorney representing Dolores M. Maloof and James E. Funderburke, each of whom are stockholders of the Company (together, the “Claimants”), asserting, among other things, that an August 2005 Warrant Agreement entered into by the Company and the Claimants (the “2005 Agreement”) had been modified by a subsequent agreement with the Company. While the Company disputed the Claimants’ assertion that an agreement modifying the 2005 Agreement had been reached, the Company determined to negotiate with the Claimants with the goal of terminating the 2005 Agreement and the rights granted thereunder to the Claimants. The 2005 Agreement, among other terms, provided for the Company to pay to the Claimants 7.5% of all net proceeds from any license or sale of the Company’s cervical cancer detection technology, without limitation.

Upon completion of negotiations between the Company and the Claimants, the parties entered into an Agreement and Release, on August 30, 2011 (the “Agreement”), by which the Claimants agreed to terminate all of their rights under the 2005 Agreement and release all claims. Accordingly, under the Agreement, the 2005 Agreement and all rights of the Claimants thereunder, including the right to receive 7.5% of proceeds from the sale or license of the Company’s cervical cancer technology, were canceled. In exchange, the Company agreed to issue warrants to the Claimants to purchase an aggregate of 2.6 million shares of the Company’s common stock at an exercise price of $0.01 per share (the “Warrants”), to pay certain royalties related to the sale of disposables in conjunction with the Company’s cervical cancer detection technology and to make certain additional payments related to non-ordinary course asset sales or a sale of the Company by merger, with such royalties and related payments subject to certain “caps” limiting their amounts.

The Warrants are required to be issued on or before September 13, 2012, will be immediately exercisable and will expire on March 1, 2013. The shares underlying the Warrants are subject to a Registration Rights Agreement, dated August 30, 2011, by and among the Company and the Claimants (the “Registration Rights Agreement”), which obligates the Company, within 60 days, to register the shares issuable upon exercise of the Warrants for resale by the Claimants under the Securities Act of 1933, as amended. The royalties payable pursuant to the Agreement by the Company to the Claimants consist of a two percent royalty on gross revenues generated from the sale of disposables (only) used in conjunction with the Company’s cervical cancer detection technology. The cumulative royalty payable is capped at $7.2 million, and may not, together with the additional payments due in conjunction with certain non-ordinary course disposition of assets or a merger of the Company, exceed $12 million. The royalties are payable until the earlier of the sale of the Company by merger and the sale or exclusive license of all or substantially all of the Company’s cervical cancer detection technology. The Agreement further provides that, in the event of one or more non-ordinary course asset sales by the Company, or a sale of the Company by merger, the Claimants will be entitled to an aggregate of three percent of the proceeds therefrom (net of any direct and customary transaction expenses), provided that the aggregate payment due under this provision is capped at the lesser of $9.5 million and the amount by which $12.0 million exceeds the cumulative amount of all payments previously paid to the Claimants in royalties or by reason of prior non-ordinary course asset sales.

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The Warrants will be issued, and all payments under the Agreement will be distributed, 70% to Mrs. Maloof and 30% to Mr. Funderburke.

Finally, the parties to the Agreement released each other from any and all claims they may have, other than claims to enforce the Agreement.

Immediately prior to the issuance of the Warrants, Mrs. Maloof beneficially owned 222,500 shares of the Company’s common stock and immediately exercisable warrants to purchase an additional 4,227,186 shares at $0.65 per share. Assuming full exercise of those warrants, as well as full exercise of the Warrants to be issued to her (exercisable for 1.82 million shares), Mrs. Maloof would beneficially own approximately 11.50% of the Company’s outstanding common stock.

Immediately prior to the issuance of the Warrants, Mr. Funderburke beneficially owned 16,414 shares of the Company’s common stock and immediately exercisable warrants to purchase an additional 350,637 shares at $0.65 per share. Assuming full exercise of those warrants, as well as full exercise of the Warrants to be issued to him (exercisable for 780,000 shares), Mr. Funderburke would beneficially own approximately 2.31% of the Company’s outstanding common stock.

The above descriptions of the Agreement, the Warrants and the Registration Rights Agreement are qualified in their entirety by reference to the agreements themselves, copies of which are attached as Exhibits 10.1, 4.1 and 10.2, respectively, to this current report and which are incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information disclosed in Item 1.01 of this current report is incorporated in this Item 1.02 by reference. Pursuant to the terminated 2005 Agreement, if certain initial financing were to be obtained for the Company’s wholly owned subsidiary, InterScan (formerly named Guided Therapeutics, Inc.), the Claimants would have received warrants to purchase an aggregate number of shares of InterScan common stock equal to 7.5% of the outstanding InterScan common stock as of the closing of the such InterScan financing. The Warrant Agreement further provided that, absent such financing, the Company would remit to the Claimants an aggregate of 7.5% of the net proceeds of any license or sale of the Company’s cervical cancer detection technology.

Item 3.02. Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this current report is incorporated in this Item 3.01 by reference. The Warrants were offered and sold by the Company pursuant to an exemption from the registration requirements of the Securities Act 1933, as amended, provided by Section 4(2) thereof and Rule 506 of Regulation D, promulgated thereunder, as a transaction with accredited investors not involving a public offering.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit
4.1 10.1 10.2

Form of Warrant

Agreement and Release, dated August 30, 2011, by and among the Company and certain of its stockholders.

Registration Rights Agreement, dated August 30, 2011, by and among the Company and certain of its stockholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

/s/ Mark L. Faupel, Ph.D.
By: Mark L. Faupel, Ph.D.
CEO & President
Date: September 2, 2011

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